Exhibit 10.13

AMENDED AND RESTATED VIRTU FINANCIAL LLC
MANAGEMENT INCENTIVE PLAN

Purpose

The Amended and Restated Virtu Financial LLC Management Incentive Plan (the “MIP”) is designed to give selected key employees of Virtu Financial LLC (the “Company”) and its subsidiaries the right to acquire a direct or indirect ownership interest in the Company and an incentive to help grow the business of the Company.

The MIP was originally effective as of July 8, 2011 and is hereby amended and restated in its entirety as of                    , 2014.

Capitalized terms used but not defined herein have the meanings given such terms in the Second Amended and Restated Limited Liability Company Agreement of the Company, as amended (the “LLC Agreement”).

Structure

Participants in the MIP hold (i) non-voting common limited liability company interests (the “Employee Holdco Common Units”) of Virtu Employee Holdco LLC (the “Employee Holdco”), which holds directly the corresponding non-voting common limited liability company interests in the Company (“Common Units”) that were issued to Employee Holdco or (ii) Common Units directly in the Company.  The Employee Holdco Common Units described in clause (i) and the Common Units described in clause (ii) shall collectively be referred to as “MIP Units”.

Administration

The MIP will be administered by Vincent Viola, (the “Manager”), until such time as he withdraws as the Manager of Employee Holdco or is removed by the Company as provided in the Amended and Restated Limited Liability Company Agreement of Employee Holdco, as amended (the “Employee Holdco LLC Agreement”).  In the event Vincent Viola is no longer Manager of Employee Holdco, the MIP shall be administered by the Company or its designee and all references to the “Manager” shall be deemed to be to the Company or such designee.  Subject to the terms of the LLC Agreement, the MIP and applicable law, and in addition to other express powers and authorizations conferred to the Manager by the MIP, the Manager shall have full power and authority to:

•                  designate participants and determine the amount of awards under the MIP to be made to any participant;

•                  determine the terms and conditions of any awards made under the MIP;

•                  determine whether, to what extent, and under what circumstances awards made under the MIP may be canceled,

forfeited or suspended and the method or methods by which the awards made under the MIP may be settled, canceled, forfeited or suspended;

•                  make appropriate adjustments in order to minimize the accounting impact of the awards made under the MIP;

•                  interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the MIP and any instrument or agreement relating to, or any awards made under, the MIP;

•                  establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the MIP; and

•                  make any other determination and take any other action that the Manager deems necessary or desirable for the administration of the MIP.

Unless otherwise expressly provided in the MIP or required under the LLC Agreement, all designations, determinations, interpretations and other decisions under or with respect to the MIP or any awards made under the MIP shall be within the sole discretion of the Manager, may be made at any time and shall be final, conclusive and binding upon all participants and any beneficiary of awards made under the MIP.

The Manager’s determinations on matters within its authority shall be conclusive and binding upon the participants, the Company and all other persons.  The Manager’s determinations need not be the same with respect to each participant (whether or not such participants are similarly situated).  All expenses associated with the administration of the MIP shall be borne by the Company.

Participation	The Manager has selected the employees eligible to participate in the Plan.

Restrictions on Transfer

Any transfers of MIP Units shall be subject to the terms of (i) the Unit Vesting, Equity Retention and Restrictive Covenant Agreement entered into by each such participant (the “Employee Equity Letter”) entered into in connection with the initial public offering of shares of Class A common stock, par value $0.00001, of Virtu Financial Inc. (“Pubco”), (ii) the LLC Agreement and (iii) in the case of Employee Holdco Common Units, the Employee Holdco LLC Agreement.

Vesting

MIP Units awarded under the MIP are subject to the vesting conditions set forth in each participant’s written notice of grant, as subsequently acknowledged by each participant pursuant to his or her Employee Equity Letter.

Repurchase of MIP Units

MIP Units shall be subject to the repurchase provisions set forth in the LLC Agreement or Employee Holdco LLC Agreement, as applicable, including, in the case of the Employee Holdco LLC Agreement, (i) the reduction of consideration payable to the participant in such repurchase in the event of a breach thereby of the restrictive covenants set forth therein and (ii) the right of the Company or Employee Holdco to provide the Minimum Annual Payment.

Distributions	MIP Units shall be entitled to distributions as set forth in the LLC Agreement or Employee Holdco LLC Agreement, as applicable.

Restrictive Covenants

Participants holding MIP Units shall be subject to the restrictive covenants set forth in the LLC Agreement or Employee Holdco LLC Agreement, as applicable, and acknowledged in each participant’s Employee Equity Letter. The Company and Employee Holdco shall be entitled to equitable relief (including injunctive relief) in addition to any other remedies they may have against a participant in connection with an actual or threatened breach of such restrictive covenants.

No Voting/ Governance/ Information Rights

Participants holding MIP Units shall have no voting, governance or information rights in respect of such MIP Units except as expressly provided in the LLC Agreement or Employee Holdco LLC Agreement, as applicable.

Representations

The MIP Units were issued subject to the understanding that the participant acquired the MIP Units for the participant’s own account for investment and not with a view to a sale or distribution thereof, and that the participant has received, read and had an opportunity to ask questions about the MIP, the LLC Agreement and, in the case of holders of Employee Holdco Common Units, the Employee Holdco LLC Agreement.  The Manager may, in its sole discretion, require any participant to acknowledge such representation and agree with the Company and/or Employee Holdco in writing, in substance and form satisfactory thereto, to such effect and to such other effect as it may deem necessary or appropriate in order to comply with (i) applicable laws or (ii) covenants or representations made in connection with any offering of securities by the Company, Employee Holdco, Pubco or any of their respective affiliates.

Amendment or Termination

The MIP can be amended or terminated at the sole discretion of the Manager, subject to the terms of the LLC Agreement and, with respect to any Employee Holdco Common Units, the Employee Holdco LLC Agreement.  Termination of the MIP shall not affect any MIP Units previously granted.  The Manager shall not use its discretionary authority to cancel, forfeit or suspend a participant’s MIP Units that have satisfied the time-based vesting criteria set by the Manager in a written notice of grant; provided that the foregoing shall not prevent the cancellation, forfeiture or suspension of such MIP Units in accordance with a separate provision of the MIP (for example, as provided in

“Repurchase of MIP Units “), the LLC Agreement or Employee Holdco LLC Agreement, or a separate agreement then in effect between the participant and the Company, Employee Holdco, Pubco or any of their respective affiliates.

The LLC Agreement and the Employee Holdco LLC Agreement can be amended in accordance therewith.

Written Agreement

Each issuance and/or grant of MIP Units is embodied in a written agreement signed by the participant to whom such MIP Units were issued and/or granted and shall be subject to the terms and conditions set forth therein.

No Right to Employment

Nothing in the MIP shall interfere with or limit in any way the right of the Company or its subsidiaries to terminate any participant’s employment or engagement at any time (with or without Cause), or confer upon any participant any right to continue to be employed or engaged by the Company or its subsidiaries for any period of time or to continue to receive such participant’s current (or other) rate of compensation.  No person shall have a right to be selected as a participant or, having been so selected, to be selected again as a participant in the MIP.

Withholding Taxes

A participant may be required to pay to Employee Holdco and/or the Company, and Employee Holdco and/or the Company and its affiliates shall have the right and are hereby authorized to withhold from any payment due or transfer made under any MIP Units, under the MIP or from any other amount owing to a participant (including in connection with any transfers), the amount (in cash, securities or other property) of any applicable federal, state, or local withholding taxes in respect of MIP Units or any payment or transfer under a MIP Unit or the MIP and to take such other action as may be necessary in the discretion of the Manager to satisfy all obligations for the payment of such taxes.

Special Incentive Compensation

By acceptance of its award hereunder, each participant shall be deemed to have agreed that such award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement, life insurance, disability, severance or other employee benefit plan of the Company or any of its affiliates.

Severability

If any term, provision, covenant or restriction contained in the MIP is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in the MIP shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the MIP shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

Interpretation

The MIP is subject to the LLC Agreement, and the terms and provisions of the LLC Agreement are hereby incorporated herein by reference. In addition, any Employee Holdco Common Units are subject to the Employee Holdco LLC Agreement, and the terms and provisions of the Employee Holdco LLC Agreement are hereby incorporated herein by reference. Unless otherwise expressly provided, in the event of a conflict between any term or provision contained herein and a term or provision of the LLC Agreement, or, if applicable to Employee Holdco Common Units, the Employee Holdco LLC Agreement, the applicable terms and provisions of the LLC Agreement or the Employee Holdco LLC Agreement, as applicable, shall govern and prevail.

Successors and Assigns

The MIP and any award agreements hereunder shall be binding upon and inure to the benefit of the Company and, with respect to any awards of Employee Holdco Common Units, Employee Holdco, and their respective successors and assigns, including any person which is a successor thereto, and each participant and any subsequent permitted holders of the MIP Units granted hereunder and the respective successors, heirs and assigns of each of them, so long as they hold MIP Units.

Section 409A

The Company intends that awards of MIP Units under the MIP shall be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, to the extent that the MIP or any part thereof is deemed to be a non-qualified deferred compensation plan subject to Section 409A of the Code and the Treasury regulations (including proposed regulations as applicable) and other guidance promulgated thereunder, (a) the provisions of the MIP shall be interpreted in a manner to the maximum extent possible to comply with Section 409A of the Code in accordance with Section 409A of the Code and (b) the Company may amend the MIP for purposes of complying with Section 409A the Code promptly upon issuance of any Treasury regulations or guidance thereunder.  Notwithstanding the foregoing, neither Employee Holdco, the Company, Pubco nor any affiliate shall have any obligation to indemnify or otherwise hold a participant (or any beneficiary) harmless from any or all taxes or penalties that may arise under Section 409A of the Code.

ERISA Considerations

The MIP is intended to be an incentive bonus program and is not intended to provide retirement income. The MIP is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Governing Law; Waiver of Jury Trial

The MIP shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without reference to its principles of conflict of laws.  Each participant, by accepting an award under the MIP, agrees to waive all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to the MIP or the other agreements and instruments delivered hereunder or the transactions contemplated hereby or thereby.

APPENDIX A

“Cause”

Unless otherwise determined by the Manager, “Cause” includes:

•                  A participant’s conviction or plea of no contest to any crime or felony (or its equivalent in a non-U.S. jurisdiction), or conviction or plea of no contest to any other crime which makes the participant legally prohibited from working for the Company.

•                  A participant’s gross negligence or willful misconduct, or failure to substantially perform his or her duties (other than due to physical or mental illness or incapacity);

•                  A participant’s material breach of any employment or similar agreement between the participant and the Company;

•                  A participant’s willful and intentional failure to follow specific reasonable directions of the Company or its designees, or willful and intentional violation of the Company’s written policies that the Manager reasonably determines is detrimental to the best interests of the Company;

•                  A participant’s fraud or misappropriation, embezzlement or material misuse of funds or property belonging to the Company that materially and adversely affects the business of the Company and its Affiliates;

•                  A participant’s use of alcohol or drugs that materially interferes with the performance of his or her duties and adversely affects the business of the Company and its Affiliates;

•                  a participant’s breach of a regulatory rule that adversely affects his or her ability to perform his or her duties to the Company; or

•                  any action or conduct of a participant that adversely affects or is reasonably likely to materially and adversely affect the integrity and reputation of the Company or its affiliates, their employees or their products;

provided, however, that the participant shall be provided a 30-day period to cure any of the events or occurrences described in the immediately preceding bullets (other than the first bullet), to the extent curable. The determination of whether or not Cause exists shall be made by the Manager in its sole discretion, whose determination shall be final, binding and conclusive on all participants and beneficiaries.